Exhibit 10.30.2

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is entered into as of April 2, 2001 by and between Exult, Inc. (the “Company”) and Michael F. Henn (“Executive”).

Executive has entered into an employment agreement with the Company dated April 2, 2001 (the “Employment Agreement”). In consideration of the Employment Agreement, the provisions hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. If a Triggering Event occurs, but subject to Sections 2 and 3:

(a) (i) Covered Options that had not vested as of the date of the Triggering Event but that would have vested if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will vest and become exercisable, and (ii) all shares previously issued upon exercise of Covered Options prior to vesting that would have become free of repurchase rights if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will become free of repurchase rights, as of the date of the Triggering Event, notwithstanding any unsatisfied vesting conditions applicable thereto. Covered Options that accelerate in accordance with this Section 1(a) will be governed by the Plan pursuant to which they were granted, including for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Executive and the Company. Covered Options that had not vested as of the date of the Triggering Event and that do not accelerate according to this provision will, unless otherwise provided by the Stock Option Addendum entered into by Executive and the Company concurrently herewith, be cancelled.

(b) The Company or its successor will pay Executive the Severance Payment in a lump sum within 15 days after the date of the Triggering Event or, if later, on the date the condition described in Section 3 is satisfied.

(c) If Executive qualifies to continue to receive insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse Executive for the cost of coverage for Executive and Executive’s eligible dependents who were covered under Company-sponsored insurance on the date of notice of the Triggering Event for a period of 365 days after the date of the Triggering Event under COBRA. The amount of reimbursement shall be equal to the actual premiums Executive pays.

2. (a) If in connection with a Triggering Event not involving any Change in Control (as defined at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto) and not involving any breach by the Company of Executive’s Employment Agreement or any other material legal obligation to Executive in any material respect, Executive receives benefits under Section 1 of this Agreement, then within five (5) days of the Triggering Event the Company’s CEO may specify a list of companies deemed, in the CEO’s reasonable good-faith judgment, to be engaged or planning to engage in business activities competitive with the Company (“Listed Companies”). If, without prior written consent of the Company’s CEO, at any time within 365 days after the Triggering Event Executive directly or indirectly (i) participates in the ownership, management, operation or control of, or is employed or contracted by, or otherwise engaged in any business relationship for Executive’s compensation or remuneration or investment with, any of the Listed Companies, or (ii) agrees to do any of the things described in (i), then the Company shall be entitled without consideration or obligation to Executive to cease payments to Executive under this Agreement and to recover from Executive any cash payments made to Executive pursuant to Section 1(b) of this Agreement, and to cancel any stock options that vested pursuant to Section 1(a) of this Agreement but have not been exercised, and to rescind any exercise of any stock options that vested pursuant to Section 1(a) of this Agreement. Any restrictions imposed and Company rights under this Section 2(a) will be (or become) void if the Triggering Event occurs at any time during the period from 60 days before until 548 days after a Change in Control.

(b) If at any time before the third anniversary of the Triggering Event Executive (i) breaches in any material respect any contractual, legal or fiduciary obligation to the Company, and if such breach is susceptible of cure, fails to cure such breach within 30 days of the Company’s delivery to Executive of notice of the breach and demand for cure, or (ii) disparages in any material respect the Company or any other person or entity included among the “Released Parties” as defined in Exhibit A, then the Company shall be entitled without consideration or obligation to Executive to cease payments to Executive under this Agreement and to recover from Executive any cash payments made to Executive pursuant to Section 1(b) of this Agreement, and to cancel any stock options that vested pursuant to Section 1(a) of this Agreement but have not been exercised, and to rescind any exercise of any stock options that vested pursuant to Section 1(a) of this Agreement. Any obligation of the Company to provide benefits to Executive will be suspended during any applicable cure period.

(c) The Company may exercise its rights under this Section 2 in whole or part by giving Executive written notice at any time or from time to time within 180 days after becoming aware of the activities described above. Within ten days after receiving such notice from the Company, Executive shall repay to the Company the cash payments made to Executive pursuant to Section 1(b) of this Agreement, and return to the Company all shares of stock Executive received in connection with any rescinded option exercise, or if Executive has transferred such shares, then pay to the Company in cash the equivalent value thereof at the time of their transfer. If Executive returns shares to the Company pursuant to the foregoing, the Company will return to Executive the aggregate exercise price Executive paid for the shares, in the Company’s discretion either by paying Executive cash, or by reduction of amounts Executive owes the Company. If Executive has transferred shares and is therefore obligated to pay the Company the value thereof pursuant to the foregoing, Executive may deduct from that payment any portion of the aggregate exercise price Executive paid to the Company for the shares that has not been paid to Executive by the Company in its discretion either in cash or by reduction of amounts Executive owes the Company.

3. The benefits provided to Executive under this Agreement will in each case be contingent upon and subject to Executive’s execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release substantially in the form attached hereto as Exhibit A .

4. The benefits provided to Executive under this Agreement will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Executive, and Executive will be responsible for all income taxes payable as a result of receipt of benefits under this letter, without gross-up or other assistance from the Company except as may be provided by separate written agreement between the Company and Executive. Notwithstanding anything herein to the contrary, the Company’s obligation to pay or provide any benefits under this Agreement may be reduced in offset by the amount of any (i) monetary obligation Executive has to the Company or any of its Affiliates and/or (ii) liability of the Company or any of its Affiliates to a third-party as a result of any conduct by Executive that is outside the scope of Executive’s employment with the Company.

5. The following definitions apply for purposes of this Agreement:

“Affiliate” of the Company means any person or entity controlling, controlled by, or under common control with the Company.

“Cause” means (i) Executive has engaged in any “Misconduct” as defined at the time thereof in the Company’s 2000 Equity Incentive Plan (provided, however, that for the purposes of this Addendum the last sentence of the first paragraph of such definition of “Misconduct” shall be deleted) or the successor plan thereto; or (ii) Executive’s conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Executive was convicted or to which Executive pled nolo contendere manifested moral turpitude or fraud by Executive, or that has a material adverse effect (including without limitation reputational effect) upon the Company, or that demonstrates that Executive is manifestly unfit for a position of leadership and trust in the Company.

“Covered Options” means all options to purchase capital stock of the Company or its successor issued to Executive at any time before or after execution of this Agreement and all options or other securities issued in replacement for such options, provided that with respect to any stock options originally issued to Executive after the date of this Agreement other than the Original Options and any Contingent Options as described in the Employment Agreement dated April 2, 2001, between the Company and Optionee (“Subsequent Options”) the Company may specify at any time within 30 days before or after the original date of issuance thereof that such Subsequent Options are not Covered Options for purposes hereof.

“Disability” means Permanent Disability as defined in the Company’s 2000 Equity Incentive Plan, or the successor plan thereto.

“Executive Officers” means officers of the Company or its Affiliates in favor of whom the Company has entered into a severance agreement substantially in the form hereof.

Resignation with “Good Reason” means (i) breach by the Company of Executive’s Employment Agreement or any other material legal obligation to Executive in any material respect and failure to cure such breach within 15 days of receipt from Executive of a written demand for cure delivered to the Company within 60 days after Executive became aware of the breach, followed by resignation by Executive of Executive’s employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Executive of Executive’s employment within 30 days after (A) being directed to relocate Executive’s primary work location by more than 25 miles, which relocation would increase Executive’s commuting distance over the distance to Executive’s primary work location before the change; (B) Executive’s level of responsibility, duties, title or reporting relationships are diminished in any material way; (C) Executive’s annual salary is reduced below $300,000 or by more than 15% in any 365-day period; (D) Executive’s bonus or other incentive compensation eligibility or participation is reduced disproportionately to other Executive Officers, taking into account relative annual salary levels (provided that non-payment to Executive of incentive compensation because of Executive’s failure to achieve reasonable performance milestones consistent with a written incentive compensation plan that was fairly administered will not constitute Good Reason); or (E) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Agreement.

“Severance Payment” means an amount equal to the sum of (i) Executive’s annual salary as in effect on the first day of the fiscal year in which the Triggering Event occurs or immediately before the Triggering Event, whichever is greater, plus (ii) Executive’s target bonus for the year in which the Triggering Event occurs as in effect on the first day of the fiscal year in which the Triggering Event occurs or immediately before the Triggering Event, whichever is greater, provided that Executive’s target bonus for this purpose will in no case be less than 50% of the amount referred to in part (i) of this definition. For these purposes, non-cash bonus components will be converted to and paid in their cash equivalent calculated as of the time of the Triggering Event.

“Triggering Event” means the Company or its successor terminates Executive’s employment under any circumstances other than for Cause, death or Disability; or Executive resigns Executive’s employment with Good Reason. The date of the Triggering Event will be the date Executive’s employment terminates.

6. (a) Except as described in the third sentence of this Section 6(a), this Agreement supersedes any and all (i) previous agreements, plans or addenda related to severance benefits payable to Executive, all of which are hereby terminated and of no further force or effect, and (ii) contrary provisions of any plan pursuant to which Covered Options are granted. In addition, the benefits payable to Executive hereunder are in lieu of any other severance benefits under any other plan or agreement of the Company implemented or entered into before the date of this Agreement. However, this Agreement is a supplement to, and not a limitation of, the rights of Executive under the plans pursuant to which the Covered Options were issued, and nothing in this Agreement limits acceleration of stock options or other benefits provided to Executive under stock option plans of the Company or separate written agreements entered into by the Company on or after the date hereof.

(b) If Executive becomes entitled to the benefits provided under this Agreement, then Section 4.14 of the Company’s 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Executive or Covered Options, will cease to apply in circumstances described in item (a) of the definition of “Misconduct” in the 2000

Equity Incentive Plan (describing competitive activities), but this will not limit Section 2(a) of this Agreement.

7. Sections 10(b) [Notices], 10(d) [Governing Law; Severability], 10(e) [Remedies], 10(f) [Arbitration], 10(g) [Waivers; Amendments] and 10(h) [Counterparts] of the Employment Agreement shall be applicable to this Agreement as though set forth herein. Without limiting the foregoing, it is specifically intended that the prevailing party in disputes hereunder be entitled to recover attorneys’ fees and costs as set forth in Section 10(f) of the Employment Agreement.

In witness whereof, the Company and Executive have entered into this Agreement as of the date first above set forth.

EXULT, INC.

By:
Name:	Michael F. Henn
Title:

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